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                          Mail to: Secretary of State
                             Corporations Section
                           1560 Broadway, Suite 200    Filed with the
                               Denver, CO 80202        Secretary of
                                (303) 894-2251         State on 03-25-98
MUST BE TYPED                 Fax  (303) 894-2242
FILING FEE: $25.00                                Please include a typed
MUST SUBMIT TWO COPIES                            self-addressed envelope

                            ARTICLES OF AMENDMENT
                                    TO THE
                           ARTICLES OF INCORPORATION


Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is SkyLynx Communications, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on January 23, 1998, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

----- No shares have been issued or Directors Elected - Action by Incorporators

----- No shares have been issued but Directors Elected - Action by Directors

----- Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required.

  X       Such amendment was adopted by a vote of the shareholders.  The
----- number of shares voted for the amendment was sufficient for approval.

THIRD:  If changing corporate name, the new name of the corporation is:

                   ----------------------------------------

FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

      See Exhibit A attached hereto and incorporated herein by reference

If these amendments are to have a delayed effective date, please list that date:
                   -----------------------------------------
           (Not to exceed ninety (90) days from the date of filing)

                                    SKYLYNX COMMUNICATIONS, INC.


                                    By: /s/ Gary Brown
                                       --------------------------------
                                       Gary Brown, President
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                                  EXHIBIT "A"

                         CERTIFICATE OF DESIGNATION OF
                      RIGHTS AND PREFERENCES OF SERIES A
                          CONVERTIBLE PREFERRED STOCK
                        OF SKYLYNX COMMUNICATIONS, INC.
  ---------------------------------------------------------------------------
                     Pursuant to Section 7-106-102 of the
                       Colorado Business Corporation Act
  ---------------------------------------------------------------------------

     SKYLYNX COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Colorado (the "Company"), DOES HEREBY CERTIFY that pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of the Colorado Business Corporation Act, the Company's Board of Directors has duly adopted the following resolution creating a series of the class of its authorized Preferred Stock, designated as Series A Convertible Preferred Stock:

     RESOLVED THAT:

     Whereas, by virtue of the authority contained in its Articles of Incorporation, as amended, the Company has the authority to issue Fifty Million (50,000,000) shares of $.01 par value Preferred Stock, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable law of the State of Colorado;

     Now therefore, the Company's Board of Directors hereby establishes a series of the class of Preferred Stock authorized to be issued by the Company as above stated, with the designations and amounts thereof, together with the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, to be as follows:

1.   Designations and Amounts.

     Five Million (5,000,000) shares of the Company's authorized Preferred Stock are designated as Series A Convertible Preferred Stock.

2.   Definitions.

     For the purposes of this Resolution the following definitions shall apply:

     (a)   "Board" shall mean the Board of Directors of the Company.

     (b) "Company" shall mean SkyLynx Communications, Inc., a Colorado corporation.

     (c) "Original Issue Date" for a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was originally issued.

     (d)   "Preferred Stock" shall refer to Series A Convertible Preferred
           Stock.

     (e) "Common Stock" shall refer to the Company's $.001 par value common stock.

     (f) "Unit" shall refer to units consisting of one share of Preferred Stock, one Class A Warrant and one Class B Warrant sold by the Company in a private offering in 1998.

     (g) "Subsidiary" shall mean any corporation at least 50% of whose outstanding voting stock shall at the time be owned directly or indirectly by the Company or by one or more Subsidiaries.

3.   Dividends.

     (a) The holders of outstanding Preferred Stock shall be entitled to receive dividends at the annual rate of 10% based on the stated value per share computed on the basis of a 360-day year and 12 30-day months. Dividends shall be calculated from the date of issue and payable, in each case quarterly on the fifteenth day of April, July, October and January of each year (the "Dividend Payment Date"). Dividends shall be paid to recordholders of shares of Preferred Stock as of the date one business day prior to the Dividend Payment Date (the "Dividend Record Date"). The right of the holder of shares of Preferred Stock as of the Dividend Record Date to the relevant dividend shall not be affected by the subsequent transfer or cancellation of such shares; such dividend being payable to the holder as of the Dividend Record Date notwithstanding such transfer or cancellation.

     (b) Dividends on the shares of Preferred Stock shall be cumulative; therefore, if a full or partial dividend on the shares of this series with respect to any dividend period is not declared by the Board of Directors of the Company, the Company shall be obligated to pay full dividend on the shares of this series with respect to such dividend period. Dividends shall accrue but not compound on a daily basis if full dividends on all outstanding shares of Preferred Stock of this series at the rate set forth in Section 3(a) above shall not have been declared and paid for the immediately preceding dividend period or for any prior dividend period, such outstanding cumulative dividends shall not bear interest.

     (c) In addition to the Common Stock dividend, the holders of outstanding Preferred Stock shall be entitled to participate, pro rata, in dividends paid on outstanding shares of Common Stock, if, when and as the Board of Directors shall in their sole discretion deem advisable, and only from the net profits or surplus of the Company as such shall be fixed and determined by the Board of Directors. The determination of the Board of Directors at any time of the amount of net profits or surplus available for dividend shall be binding and conclusive on the holders of all the stock of the Company at the time outstanding.

4.   Liquidation Rights.

     (a) In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of each share of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect to any outstanding preferred stock ranking junior to the Preferred Stock or the Common Stock, an amount equal to Four Dollars ($4.00) per share. If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amount aforesaid, then all of the assets of the Company available to be distributed shall be distributed ratably to the holders of the Preferred Stock.

     (b) After the payment or distribution to the holders of the Preferred Stock of the full preferential amounts aforesaid, the holders of any preferred stock rank junior to the Preferred Stock and the Common Stock then outstanding shall be entitled to receive all of the remaining assets of the Company.

     (c) Neither a consolidation, merger or reorganization of the Company, a sale or other transfer of all or substantially all of its assets, nor a sale of fifty percent (50%) or more of the Company's capital stock then issued and outstanding nor the purchase or redemption by the Company of stock of any class, nor the payment of a dividend or distribution from net profits or surplus of the Company shall be treated as or deemed to be a liquidation hereunder.

5.   Redemption.

     The Company shall have neither the right nor the obligation to redeem any of the outstanding Preferred Stock, and holders of the Preferred Stock shall not have the right to demand the redemption of any of the outstanding Preferred Stock.

6.   Voting Rights.

     Upon issuance, and subject to increase and additional rights as provided below, holders of shares of this series of Preferred Stock shall be entitled to vote with the holders of shares of Common Stock as a single class on all matters presented for a vote to the shareholders of the Company. The number of votes per share of this series of Preferred Stock which can be cast shall be adjusted at such time or times as the conversion price is adjusted so that the number of votes per share of this series of Preferred Stock which may be cast shall always be equal to the full number of shares of Common Stock into which each share of this series of Preferred Stock may be converted when voting with the holders of Common Stock as a single class.

7.   Conversion.

     The Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

     (a) OPTIONAL CONVERSION. Holders of outstanding shares of Preferred Stock shall have an option to convert each share of Preferred Stock into one share of the Company's Common Stock (the "Initial Conversion Value"). At any time commencing the earlier of (i) one year from the date of issue or (ii) upon the effective date of a Registration Statement registering for sale under the Securities Act of 1933, as amended "the Securities Act"), the shares of the Company's Common Stock issuable upon such conversion ("Conversion Stock").

     (b) AUTOMATIC CONVERSION. The foregoing notwithstanding, each outstanding share of Preferred Stock shall be automatically converted into one share of Common Stock upon the earlier of (i) the third anniversary of the date of issue or (ii) in the event
           (a) a Registration Statement has been filed with the Securities and Exchange Commission and declared effective registering for sale under the Securities Act the Conversion Stock, (b) there has been developed and exists a public trading market for the Company's Common Stock on the over-the-counter market and (c) the public trading price of the Company's Common Stock has equaled or exceeded $6.00 per share (150% of the conversion value) for at least ten consecutive trading days.

     (c) MECHANICS OF CONVERSION. The conversion of all outstanding shares of Preferred Stock to Common Stock shall occur automatically as provided in Paragraph 7(b) above ("Triggering Events"). The Company shall, within ten (10) days of either Triggering Event, provide written notice, first class postage pre-paid, to each holder of record of the Preferred Stock to be converted, at his post office address last shown on the records of the Company, of the conversion (the "Conversion Notice"). The Conversion Notice shall state:

           (i) That all of the holder's outstanding shares of Preferred Stock were converted;

           (ii) The number of shares of Preferred Stock held by the holder that were converted;

           (iii) The effective date of the Conversion (the "Conversion Date") and the number of shares of Common Stock which the holder will receive; and

           (iv) That the holder is to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares of Preferred Stock converted.

           Thereafter, each holder of Preferred Stock to be converted shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Conversion Notice, and thereupon the requisite number of shares of Common Stock shall be issued in the name of the person whose name appears on the surrendered certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. Notwithstanding that the certificates evidencing any of the shares of Preferred Stock shall not have been surrendered, all rights with respect to such shares shall forthwith after the Conversion Date, terminate, except only the right of the holders to receive the appropriate number of shares of Common Stock upon surrender of their certificate or certificates therefor.

     (d) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Original Issue Date for a series of the Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Value then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company shall at any time or from time to time after the Original Issue Date for a series of the Preferred Stock combine the outstanding shares of Common Stock, the Conversion Value then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Paragraph 7(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (e) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Paragraph 7), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

     (f) REORGANIZATION, MERGERS, CONSOLIDATIONS, OR SALES OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Paragraph 7) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the company's assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting form such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 7 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Paragraph 7 (including adjustment of the Conversion Value then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (g) DEFINITION. The term "Additional Shares of Common Stock" as used herein shall mean all shares of Common Stock issued or deemed issued (including a right or option to purchase Common Stock, or shares of stock or an obligation convertible into Common Stock) by the Company after the Original Issue Date for a series of Preferred Stock, whether or not subsequently reacquired or retired by the Company, other than (1) shares of Common Stock, and (2) shares or other securities issued to employees, officers, directors, consultants or other persons performing services for the Company pursuant to any stock offering, option, plan, or arrangement approved by the Board of Directors of the Company.

     (h) NOTICES OF RECORD DATE. In the event of (i) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, entity, or person, or any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

     (i) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

     (j) NOTICES. Any notice required by the provisions of this Paragraph 7 to be given to the holder of shares of the Preferred Stock shall be deemed given when personally delivered to such holder or five
           (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

     (k) PAYMENT OF TAXES. The Company will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock.

     (l) NO DILUTION OR IMPAIRMENT. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

8.   No Preemptive Rights.

     No holder of the Series A Preferred Stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation or to purchase or subscribe for any stock of the Corporation purchased by the Corporation or by its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the State of Colorado.

9.   No Reissuance of Preferred Stock.

     No share or shares of Preferred Stock acquired by the Company by reason of purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Company shall be authorized to issue.

     IN WITNESS WHEREOF, said SKYLYNX COMMUNICATIONS, INC, has caused this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its President and attested by its Secretary and has caused its corporate seal to be affixed hereto, this 6th day of March. 1998.


                                        SKYLYNX COMMUNICATIONS, INC.
Attest:


/s/ Kenneth Marshall                    By: /s/ Gary L. Brown
-----------------------------                ---------------------------------
Kenneth Marshall, Secretary                  Gary L. Brown, President

[Corporate Seal]